Exhibit 99.1

NEWS RELEASE
American Oil & Gas Reports 1st Quarter 2007 Results
     DENVER, May 10, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) reports a net loss to common stockholders of $865,359 (loss of two cents per share, basic and diluted), for the quarter ended March 31, 2007, as compared to net income to common stockholders of $2,203,354 (six cents per share, basic and diluted) for the corresponding quarter ended March 31, 2006. Included in net income for the quarter ended March 31, 2006 was a $4.3 million gain ($2.6 million net of tax) from the sale of the Big Sky project on March 31, 2006. At March 31, 2007, American had $2.0 million in unrealized gain, net of tax, in Accumulated Other Comprehensive Income.
     During the quarter ended March 31, 2007, American sold 4,334 barrels of oil at an average price of $51.39, resulting in oil revenues of $222,729, and sold 27,020 Mcf of natural gas at an average price of $6.39 per Mcf, resulting in gas revenues of $172,771. During the corresponding quarter of the prior year, American sold 24,933 barrels of oil at an average price of $54.96, resulting in oil revenues of $1,370,416, and sold 23,037 Mcf of natural gas at an average price of $8.70 per Mcf, resulting in gas revenues of $200,436. The primary reason for the oil and gas revenue decline is the sale of the Big Sky project, which accounted for substantially all oil and gas revenues in the first quarter of 2006.
     For the quarters ended March 31, 2007 and March 31, 2006, American’s general and administrative expenses were $1,132,842 and $1,072,570, respectively. The major changes in general and administrative expenses were (i) a $146,000 increase in auditing costs primarily for the new 404 attestation requirement and for restatement of past financial statements for the change in accounting for the Tower Colombia merger in 2005, (ii) an approximate $50,000 increase in salary costs due to additional personnel and (iii) a reduction of approximately $218,000 in share-based compensation expense attributable to employee stock options.
     At March 31, 2007, American had $9.0 million of working capital, $64.6 million of total assets, $2.2 million of current liabilities, long-term portion of deferred income taxes of $1.8 million and stockholders’ equity of $60.4 million. There are currently 46,034,641 common shares and 138,000 series AA convertible preferred shares outstanding. Subsequent to March 31, 2007, American closed on the offering of 6,001,390 shares of common stock for gross proceeds of approximately $28.5 million. The net proceeds to the Company from the offering were approximately $27 million.

Selected Financial and Operating Data

	Three Months Ended
	3/31/07	3/31/06
FINANCIAL RECAP:
Revenues	$395,500	$1,570,852
Net income to common stockholders	$(865,359)	$2,203,354
Net income (loss) per common share- basic	$(0.02)	$0.06
Net income (loss) per common share-diluted	$(0.02)	$0.06

OPERATING DATA:
Net oil production (Bbl)	4,334	24,933
Oil revenues	$222,729	$1,370,416
Average oil price per Bbl	$51.39	$54.96

Net gas production (Mcf)	27,020	23,037
Natural gas revenues	$172,771	$200,436
Average gas price per Mcf	$6.39	$8.70
Barrels of oil equivalent sold (“BOE”)	8,837	28,773

Lease operating expenses (“LOE”)	$103,149	$101,191
LOE per BOE	$11.67	$3.52

Depreciation, depletion and amortization of oil and gas properties	$223,818	$515,899
DD&A per BOE	$25.33	$17.93

Oil and gas property impairment	$—	$—

General and administrative expenses	$1,132,842	$1,072,570
     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue as a result of the sale of its Big Sky project interests, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184